Exhibit 10.27

February 5, 2003

Richard Rainey
16018 Meadow Lane
Stillwell, KS 66085

  Re:
  Retention Bonus; Amendment to the Employment Agreement between Richard P. Rainey and AVAX Technologies, Inc. (the "Corporation") dated October 8, 2001 and effective as of March 26, 2001 (the "Employment Agreement")

Dear Richard:

        The Corporation desires to make the following proposal to you, upon the terms and subject to the conditions set forth below:

        1.    Retention Bonus.    As an inducement to you to continue working for the Corporation, the Corporation will pay you the amount of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Retention Bonus") promptly upon your acceptance of the terms of this letter agreement. In exchange for this payment, you agree that you will remain an employee of the Corporation for at least the next twelve (12) months in accordance with the terms and conditions of the Employment Agreement, as amended hereby. If, at any time within the next twelve (12) months, (i) your employment is terminated by the Corporation without "just cause," or (ii) you terminate your employment for "good reason," you shall keep the Retention Bonus in full satisfaction of any payment or amount that the Corporation might otherwise owe you upon such termination (other than accrued and unpaid base salary up to the date of termination). If, however, within such twelve (12) month period, (i) you terminate your employment with the Corporation without good reason, or (ii) you are terminated by the Corporation for just cause, then you agree to repay to the Corporation the full amount of the Retention Bonus within ten (10) days from the date of termination (subject to the re-payment options described in Section 6 below). In addition, subject to the provisions of Section 2 below, by accepting the Retention Bonus you will be waiving and forever giving up your right to any severance payment or benefit from the Corporation upon termination of your employment that you might otherwise be entitled to in the future and you are acknowledging that any such obligation on the part of the Corporation is fully satisfied.

        2.    Change of Control Payment.    As you know, Section 10(e) of the Employment Agreement currently provides that you are to receive a lump sum payment equal to two (2) times your Base Salary (the "Double Payment") upon termination of your employment following a Change in Control, as defined in the Employment Agreement, as further set forth in the Employment Agreement. By accepting the Retention Bonus you agree to waive your right to receive the Double Payment upon termination following a Change of Control and amend this provision of the Employment Agreement by deleting Section 10(e) thereof in its entirety (termination following a Change of Control) and replacing it with the following new Section 10(e):

          (e)  Upon termination, following a Change of Control, by the Corporation (other than as set forth in subparagraph (i), (ii) or (iii) of paragraph (a) above) or by the Executive for any reason set forth in subparagraphs (iv) of paragraph (a) above, then the Corporation shall pay the Executive, as the Executive's sole damages for such termination, a lump sum payment equal to One Hundred Ninety Thousand Dollars ($190,000.00). Such amount shall not be set-off against amounts earned from alternative employment. In addition, any stock options granted to the Executive, including, but not limited to Section 3 (b), shall thereupon become immediately vested.

        3.    Title and Responsibilities.    Effective as of January 1, 2003, your title at the Corporation shall be that of President and you shall have all such powers and authority as appertain to such office in accordance with the Corporation's bylaws, subject to overall direction consistent with the legal authority of the Board of Directors of the Corporation.

        4.    Salary.    Effective as of January 1, 2003, your base salary shall be One Hundred Ninety Thousand Dollars ($190,000.00) per annum, subject to annual review commencing on January 1, 2004.

        5.    Relocation and Relocation Benefits.    You acknowledge that you may be required at any time by the Corporation to permanently relocate your home to another city, state and/or country selected by the Corporation (the "New Location") in order to perform your duties to the Corporation under the Employment Agreement. To help defray the costs of any such relocation, the Corporation shall pay or promptly reimburse you for up to a maximum of Twenty Thousand Dollars ($20,000.00) worth of reasonable, properly documented moving and relocation expenses incurred in relocating you and your immediate family to the New Location, which expenses shall include the following: (i) expenses of a professional moving company to move your personal belongings to the New Location, (ii) real estate commissions and closing costs incurred in connection with the sale of your current home in the Greater Kansas City area, and (iii) real estate commissions, closing costs and loan origination fees and expenses incurred in connection with your purchase of a home in the New Location, provided that you purchase a home in the New Location within three (3) months of your relocation there.

        6.    Other Matters.    Nothing in this letter shall be construed as a guaranty by the Corporation of your continued employment. You shall remain free to terminate your employment at any time (subject to your repayment obligations) and the Corporation is and shall remain free to terminate your employment at any time, either with or without just cause. Once accepted by you, this letter agreement will become a binding agreement between you and the Corporation and, except as amended hereby, the Employment Agreement will continue in full force and effect. Any payment made to you in accordance with this letter agreement will be subject to deductions for any taxes and charges as may be required or appropriate under applicable law. In the event that you are required to repay the Retention Bonus, you may, at your option, (i) elect to repay the entire amount of the Retention Bonus within the ten (10) day period provided above, or (ii) only repay the after-tax amount of the Retention Bonus within such ten (10) day period and then repay the remaining amount within six (6) months following the effective date of your termination.

        If this letter meets with your approval and you desire to be bound by the terms set forth above, please signify your acceptance by executing the enclosed copy of this letter and return it to me as soon as possible. Thank you for your services to the Corporation.

Sincerely,
	By:	/s/ JOHN PRENDERGAST
	Name:	John Prendergast
	Title:	Director
Acknowledged and agreed to this 13th day of February, 2003.
/s/ RICHARD P. RAINEY
RICHARD P. RAINEY